Exhibit 21.1

         Southhampton Enterprises, Inc.                       Texas
         The Antigua Group, Inc.                              Nevada
         T-Sports, Inc.                                       Texas
         Southhampton de Mexico, S.A.                         Mexico
         Promo, Inc.                                          Texas